Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Holdings GP, L.P.
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE HOLDINGS GP, L.P.

ALLIANCE RESOURCE PARTNERS, L.P.

Hall Retires from Alliance Boards; Carter Elected to Alliance Resource Management GP, LLC Board of Directors and Torrence Elected to Alliance GP, LLC Board of Directors

TULSA, OKLAHOMA, April 24, 2015 — Alliance Holdings GP, L.P. (NASDAQ: AHGP) and Alliance Resource Partners, L.P. (NASDAQ: ARLP) (collectively “Alliance”) today announced that Michael J. Hall has retired as a director of Alliance GP, LLC (“AGP”), the general partner of AHGP, and Alliance Resource Management GP, LLC (“MGP”), the managing general partner of ARLP.

“Mike Hall has been a key member of the Alliance team since 2003,” said Mr. Joseph W. Craft III, President and CEO of ARLP and AHGP.  “Mike’s service on the boards of both MGP and AGP has been invaluable to the growth enjoyed by the Alliance Partnerships over the last 12 years and he has our deepest appreciation and gratitude for his many contributions to our success.”

Concurrent with Mr. Hall’s retirement, Alliance also announced the election of new directors to the boards of MGP and AGP.  Nick Carter has joined the board of MGP and will serve as a member of its Audit, Conflicts and Compensation Committees.  Wilson M. (Mack) Torrence has joined the board of AGP and will serve as Chairman of its Audit Committee.  Mr. Torrence will also continue to serve as a director of MGP and a member of its Compensation Committee and has assumed the role of Chairman of its Audit Committee.

“I am pleased to welcome Nick Carter to the Alliance team,” said Mr. Craft.  “Nick is a respected leader in the coal industry and brings decades of knowledge and experience to the MGP board.   I am also pleased that Mack Torrence has agreed to expand his commitment to Alliance by joining the AGP board and continuing to serve on the MGP board.  We look forward to the guidance and counsel of both Nick and Mack as Alliance pursues its goal of creating value for unitholders.”

Mr. Carter, 68, retired on September 1, 2014 as President and Chief Operating Officer of Natural Resource Partners L.P. and its subsidiaries, having served in those positions since 2002.  He also served as President of the general partner of Western Pocahontas Properties Limited Partnership and New Gauley Coal Corporation since 1990 and as President of the general partner of Great Northern Properties Limited Partnership from 1992 to 1998.  Prior to 1990, Mr. Carter held various positions with MAPCO Coal Corporation and was engaged in the private practice of law.

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He currently serves as a director on the boards of Community Trust Bancorp, Inc. and Vigo Coal Company, Inc. and is Chairman of the board of New Birmingham, Inc.  Mr. Carter previously served as Chairman of the National Council of Coal Lessors, the Huntington Regional Chamber of Commerce, the West Virginia Chamber of Commerce and Junior Achievement of the Ohio Valley.  Mr. Carter also served as a board member of the National Mining Association, American Coalition for Clean Coal Energy, Federation for American Coal Energy and Security, Kentucky Coal Association, West Virginia Coal Association, Illinois Coal Association and Indiana Coal Council.  Mr. Carter holds Bachelor of Science and Juris Doctorate degrees from the University of Kentucky and a Masters of Business Administration from the University of Hawaii.

Mr. Torrence, 74, became a director of MGP and a member of its Compensation and Conflicts Committees in January 2007 and a member of its Audit Committee in April 2008.  He retired from Fluor Corporation in 2006 as a Senior Vice President and is currently performing investment and business consulting services for clients in various energy related businesses.  Mr. Torrence was responsible at Fluor for the global Project Development, Investment and Structured Finance Group and served as Chairman of Fluor’s Investment Committee.  In that position, he had executive responsibility for Fluor’s global activities in developing and arranging third-party financing for some of Fluor’s clients’ construction projects.  Prior to joining Fluor in 1989, he was President and CEO of Combustion Engineering Corporation’s Waste to Energy Division and during that time also served as Chairman of the Institute of Resource Recovery, a Washington-based industry advocacy organization.  Mr. Torrence began his career at Mobil Oil Corporation, where he held several executive positions, including Assistant Treasurer of Mobil’s International Marketing and Refining Division and Chief Financial Officer of Mobil Land Development Company.  From October 2006 to March 2007, Mr. Torrence served as Chief Financial Officer and as a Director of Cleantech America, LLC, a company involved in development of central station solar generating plants. He holds Bachelor and Masters degrees in Business Administration from Virginia Tech University.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.  ARLP operates ten mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP is also purchasing reserves, operating surface facilities and making equity investments in a new mining complex in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

About Alliance Holdings GP, L.P.

AHGP is a limited partnership formed to own and control Alliance Resource Management GP, LLC, the managing general partner of Alliance Resource Partners, L.P. (NASDAQ: ARLP), through which it holds a 1.98% general partner interest and the incentive distribution rights in ARLP.  In addition, AHGP owns 31,088,338 common units of ARLP.

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News, unit prices and additional information about AHGP including filings with the Securities and Exchange Commission, are available at http://www.ahgp.com.  For more information, contact the investor relations department of Alliance Holdings GP, L.P. at (918) 295-1415 or via e-mail at investorrelations@ahgp.com.

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